Exhibit 4.2
RSP
MAKELAARS
LEASE FOR OFFICE SPACE
and other business premises within the meaning of
Section 230(a) of Book 7 of the Dutch Civil Code
Culemborg, Parallelweg West 7
This lease is based on the model decided upon by the Raad voor Onroerende Zaken (R0Z Real Estate Council of the Netherlands).

Lessor	:	De Waardt onroerend goed bouwmarkten B.V.
Lessee	:	Telvent Netherlands B.V.

RSP
MAKELAARS
KEY DATA OF THE LEASE

Lessor	:	De Waardt onroerend goed bouwmarkten B.V.
Lessee	:	Telvent Netherlands B.V.
Property	:	Parallelweg West 7, Culemborg
Floor area	:	approx. 840 m2
Lease term	:	September 2010, 20th till October 2013, 31st
Commencement date of the lease	:	September 2010, 20th
Expiry date	:	October, 31st, 2013
Notice period	:	six months
Extension period	:	two years
Initial annual rent	:	€ 48,300.00
Annual service charges	:	see Article 5
Indexation of rent	:	annually, for the first time on October 2011, 1st
Rent subject to turnover tax	:	yes
Special stipulations	:	see Article 9

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MAKELAARS
CONTENTS
LEASE FOR OFFICE OR BUSINESS PREMISES

The undersigned	1
Artikel 1 — the leased space, designated use	1
Artikel 2 — conditions	2
Artikel 3 — term, extension and termination	2
Artikel 4 — rent, turnover tax, rent adjustment, payment obligation, period of payment, betaalperiode	3
Artikel 5 — supplies and services	5
Artikel 6 — bank guarantee	6
Artikel 7 — property management	6
Artikel 8 — derogations from the General Conditions	6
Artikel 9 — Special stipulations	7

RSP
MAKELAARS
The undersigned:
De Waardt onroerend goed bouwmarkten B.V.,
with its registered office at Leeghwaterstraat 29—01 (postcode 2811 DT), duly represented in this matter by Mr drs. T. de Waardt,
hereinafter referred to as ‘the lessor’.
and
Telvent Netherlands B.V.,
with its registered office at Landzichtweg 70 (postcode 4105 DP), listed in the Commercial Register of the Chamber of Commerce and Industry for Midden—Nederland
under number 11026920, duly represented in this matter by Mr J.A. Galindo Casto.
hereinafter referred to as ‘the lessee’,
have agreed to the following lease:
ARTICLE 1 — the leased space, designated use
1.1	This lease concerns the business space, hereinafter referred to as ‘the leased space’, known locally Parallelweg West 7 in Culemborg, recorded in the land register as Municipality of Culemborg, section C, complex code 2888 (partially), consisting of approx. 300 m2 of office space situated on the ground and first floor, approx. 540 m2 business/industrial space and fifteen parking spaces (to be assigned by lessor). This space is further indicated on the drawing appended to this lease and certified by the parties (Appendix 1) and a delivery report of the leased space to be drawn up at a later date (Appendix 4), forming part of this lease. The delivery report will indicate which systems and other facilities form part of the leased space and which do not. The delivery report may be supplemented with photos.

1.2	The leased space will be used by or on behalf of the lessee exclusively as office space and business/industrial space to assemble and test high quality electronical products, which do not include vlamable and explosion hazardous products or liquids. The parties therefore stipulate that this lease relates to one of the business categories within the meaning of Section 230(a) of Book 7 of the Dutch Civil Code.

1.3	Without the lessor’s prior written permission. the lessee is not allowed to put the leased property to any use other than that described in Article 1.2 of this lease.

1.4	The lessee will not subject the floors to loads exceeding the structural permissible weight.

RSP
MAKELAARS
Continuation of the lease: Culemborg, Parallelweg West 7, file number 25804.82.20, dated April 2010, 14th
ARTICLE 2 — conditions
2.1	The General Conditions for Leasing Office Space and other business premises within the meaning of Section 230(a) of Book 7 of the Dutch Civil Code, filed at the office of the District Court of The Hague on 11 July 2003 and registered under number 72/2003, hereinafter referred to as ‘the General Conditions’, form part of this lease.
The parties are familiar with the contents of these General Conditions. These General Conditions, the contents of which must be deemed to be literally repeated and inserted here, will be attached to this lease as Appendix 3. By signing this lease, the lessee explicitly declares that it has received a copy of the above—mentioned General Conditions.
2.2	The General Conditions referred to in Article 2.1 are applicable except in so far as the conditions mentioned below expressly differ from them or applicability in relation to the leased space is not possible.
ARTICLE 3 — term, extension and termination
3.1	This lease has been entered into for the period, commencing on September 2010, 20th and ending on October 2013, 31st .

3.2	Following the expiry of the period referred to in Article 3.1 of this lease, the lease will he extended for a consecutive period of two years, that is until October 2015, 31st. This lease will subsequently be continued for consecutive periods of two years each.

3.3	Termination of this lease must take place by giving notice taking from the end of the lease term with due observance of a period of notice of at least six months.

3.4	Notice must he given by means of a bailiff’s notification or by registered letter.
ARTICLE 4 —rent, turnover tax, rent adjustment, payment obligation, period of payment
4.1	The initial annual rent of the leased space is € 48,300.00 (forty—eightthousand threehundred euros).

4.2	All amounts stated in this lease are exclusive of turnover tax.

4.3	The parties agree that the lessor will charge turnover tax on the rent.

If rent not subject to turnover tax is agreed, the provisions of Article 4.4 of this lease, as well as of Articles 19.1 to 19.9 of the General Conditions will not apply.

In addition the parties agree that if as a result of a chance in the law or otherwise a change occurs with respect to the tax aspect of leasing immovable property, the parties will consult to overcome the negative consequences of this as much as possible.

4.4	As indicated in Article 19.2 of the General Conditions, the lessee and the lessor make use of the option by virtue of Notification 45, decision of 24 March 1999, no. VB 99/571, to waive the right to submit a joint request to opt for rent subject to turnover tax. The lessee hereby declares that it will use the space for purposes for which a complete or virtually complete right exists to deduct turnover tax pursuant to Section 15 of the Turnover tax Act 1968 (Wet op de Omzetbelasting 1968). In order to comply with the conditions as stated in the above—mentioned decision, the parties declare that:

RSP
MAKELAARS
Continuation of the lease: Culemborg, Parallelweg West 7, file number 25804.82.20, dated April 2010, 14th
a	the rent is subject to turnover tax; the commencement date of the rent subject to turnover tax is the same as the commencement date of the rent as stated above;

c	the lessee declares that it will use the property for purposes for which a complete or virtually complete right exists to deduct input tax;

d	the land registry code of the property is included in this lease under Article 1.1;

e	the lessee’s turnover tax number is and the lessee’s financial year runs from January 1st to December 31st;

f	the lessor will include a copy of this lease in its records.
In the event of a change of lessors, the rent will remain subject to turnover tax.
4.5	The rent will he adjusted annually on October 1st, for the first time with effect from October 2011, 1st, in accordance with Articles 9.1 to 9.4 of the General Conditions.

4.6	The lessee is required to make the following payments:
•	the rent;

•	the advance payment for the additional supplies and services provided by or on behalf of the lessor plus the relevant turnover tax payable;

•	the turnover tax payable on the rent if the parties have agreed on rent subject to turnover tax.
4.7	The payments to be made by the lessee for additional supplies and services provided by or on behalf of the lessor will be determined in accordance with Article 16 of the General Conditions and, as stipulated therein, a system of advance payments with settlement at a later date will he applied to this payment.

4.8	For each term of payment of one calendar month the following amounts will be payable for:

•	the rent		€4,025.00
•	the advance payment on the sum payable for the additional supplies and services provided by or on behalf of the lessor (see Article 5)	€

	total		€4,025.00

(four thousand twentyfive euros) plus turnover tax.
4.9	In view of the commencement date of the lease of this lease and article 9.6, the first payment by the lessee relates to the period from September 2010, 20th to October 2010, 31st and the amount payable for this first period is € 2,726.61 (two thousand sevenhunderd twenty six euros and sixty one eurocents) plus service charges and tax. The lessee must pay this amount to the lessor, including the relevant turnover tax charged, before or on September 2010, 20th.

4.10	The periodic payments to be made by the lessee to the lessor under this lease as set out in Article 4.8 of this lease are payable in advance in a lump sum in euros and must be paid in full before or on the first day of the period to which the payments relate.

~~4.11~~	~~In addition to Article 9 of the General Conditions, for the first time on 1 April 2013, and subsequently each time after the expiry of five years counting from the most recent rent adjustment on the basis of this provision, the lessor has the right to replace the rent review on the basis of the indexation pursuant to Article 9.1 of the General Conditions by a review on the basis of the market rental value, after which subsequently the annual indexation pursuant to Article 9 of the General Conditions is in force again.~~

RSP
MAKELAARS
Continuation of the lease: Culemborg, Parallelweg West 7, file number 25804.82.20, dated April 2010, 14th
~~In determining the market value of the leased space the location, layout and quality of the leased space will be taken into account, as well as rents of comparable business space. If he wishes to exercise the above-mentioned right, the lessor will inform the lessee of the new rent by registered letter four months before the date of the rent review. Unless the lessee objects to the new rent by registered letter within one month of the date of the above-mentioned letter, the lessee will be considered to have agreed to the new rent tacitly. Adoption of the market value will never result in a rent lower than the previously applicable rent.~~
~~If the lessee has lodged a notice of objection in the manner set out above, a dispute will be deemed to have arisen commencing on the date of the letter containing the objection by the lessee. In that case a binding decision will be made on the rent in the highest instance by three experts, who will be instructed to determine their position within three months of their appointment. Both the lessor and the lessee must each appoint an expert within fourteen days of the dispute arising. The experts appointed in this manner must jointly appoint a third expert within two weeks of their appointment. If the three experts have not been appointed within the designated period or if the experts have not determined their position within the indicated time, either party will be able to submit the dispute for a decision to the competent subdistrict court.~~
ARTICLE 5 —supplies and services
Parties agreed on the following additional supplies and services to be provided by or on behalf of the lessor.
•	costs of analysing possible legionella contamination and all additional costs as a result;

•	maintenance and regular inspection of heating and or air—conditioning system(s);

•	maintenance and regular inspection of (overhead)doors;

•	maintenance of external glazing, gardens and parking spaces;

•	maintenance, repair and renewal of all surrounding grounds.
The lessee will provide at his own costs and risk, the following supplies and/or services:
•	gas consumption, including standing charge;

•	water consumption including standing charge;

•	electricity consumption including standing charge;

•	occupancy—related property tax;

•	costs concerning breakdown alarm system(s) in and outside the premises;

•	costs concerning garbage removal.
The additional supplies and services to be provided by or on behalf of the lessor, will periodically he charged at the expense of the lessee by the lessor.
ARTICLE 6 — bank guarantee
The amount of the bank guarantee referred to in Article 12.1 of the General Conditions is hereby set by the parties at € 14,369.25 (fourteenthousand threehundred and sixty—nine euros and twentyfive cents).
ARTICLE 7 — property management
Until the lessor announces otherwise, the management of the property will be carried out by the lessor.

RSP
MAKELAARS
Continuation of the lease: Culemborg, Parallelweg West 7, file number 25804.82.20, dated April 2010, 14th
ARTICLE 8 — derogations from the General Conditions
The parties wish to derogate from the following articles of the General Conditions applying to this lease:
8.1	With respect to Article 1

In addition to Article 1 of the General Conditions, the parties agree that if facilities or items are in the leased space which do not form part of the leased space, these facilities and items are in a good condition on commencement of this lease. The lessee undertakes, if necessary, to use the above—mentioned facilities and items with due care and to make them available to the lessor in a good and original condition at the end of this lease.

8.2	With respect to Articles 2 and 3

In addition to the provisions of Articles 2 and 3 of the General Conditions, the parties explicitly agree that if the condition of the leased space, as accepted by the lessee, differs with respect to similar property which is in a good state of repair, the difference (and therefore that which cannot be considered well—maintained) is not a defect within the meaning of the law. The presence of asbestos will also not be considered to be a defect within the meaning of the law.

8.3	With respect to Article 6.11.2.1

If the lessee wants to affix advertising signs, including illuminated advertising signs, on the roof, on the exterior walls, in the garden of the leased space, the lessor will not unreasonably withhold its approval, provided that the above—mentioned signs are affixed with sound materials and in a sound manner, in compliance with the requirements regarding the external appearance of buildings and in agreement with those of the other lessees in the office building, all at the lessee’s risk and expense. The lessor is therefore not liable for any damage and/or loss arising from affixing or using the above—mentioned signs. In this respect, the lessee will indemnify the lessor against any liability claims by third parties.
ARTICLE 9 — Special stipulations
9.1	Discrepancies in area:

In so far as measurements as regards floor areas and cubic content are included in this lease or are indicated on drawings which are referred to in this lease, these measurements only apply as indications without the lessee being able to derive any rights from this. The leased space therefore does not need to conform to the above—mentioned measurements.

9.2	Zoning plan:

The lessee has ascertained that the activities to be carried out by it fit within the zoning plan currently applicable to the leased space. The lessee must arrange for any required government permits or exemptions. The inability to obtain such permits or exemptions cannot be considered to be a defect within the meaning of the law. A copy of the zoning plan is available for inspection at the Culemborg town hall.

9.3	Occupancy—related taxes:

All occupancy—related taxes imposed by the government will be payable by the lessee. If such taxes are imposed on the owner/lessor: it reserves the right to pass these on to the lessee at any time.

9.4	Fitting out the leased space:

Lessor gives consent to the lessee, on account and risk of the lessee, to install additional (separation) walls, doors and ceilings in the leased building, and to install additional infrastructure for the benefit of automation and telecommunications. This under the condition that at the termination of the lease, if

RSP
MAKELAARS
Continuation of the lease: Culemborg, Parallelweg West 7, file number 25804.82.20, dated April 2010, 14th lessor finds it desirable, the made changes will be removed from the building or stay in the building at no cost.
9.5	Work to be performed on account and risk of the lessor:

By and on account of the lessor, the leased building will be fitted with an overhead door in the back wall with a minimum width of three hundred an fifty centimetres. Also a separating wall will be built at the lone side of the Gamma store and the bike shelter in front of the leased building will be removed.

9.6	Rent—free period:

Lessor will not charge rent over the period from September 2010, 20th to October 2010, 10th. Lessee is thus enabled to decorate and use the leased space for its business in this period, without charge. Of course all costs concerning gas, water and electricity will stay on the account of the lessee.

9.7	Key transfer:

The key transfer will take place on the lease commencement date agreed in the lease if this lease has been signed by the parties, the bank guarantee has been submitted to the lessor (in accordance with Article 6 of this lease), and the lessor has received payment of the first instalment (in accordance with Article 4.9 of this lease).

Drawn up and signed in triplicate in:
Reeuwjk		Culemborg

the lessor:		the lessee:
De Waardt onroerend goed bouwmarkten B.V.		Telvent Netherlands B.V.

Mr. drs. T. de Waardt		Mr. J.A. Galindo Castro

on	/s/ drs. T. de Waardt	on	/s/ J.A. Galindo Castro
19-4-2010		14/04/10
Appendices

Appendix 1:	drawing of the leased space

Appendix 2:	extract from the Chamber of Commerce of the lessee / copy of the passport of the person authorized to sign

Appendix 3:	the General Conditions

Appendix 4:	delivery report (to be drawn up after signing the lease)

GENERAL CONDITIONS FOR LEASING OFFICE SPACE
and other business premises subject to Book 7, Section 230a of the Dutch Civil Code
Model adopted by the Raad voor Onroerende Zaken (ROZ Real Estate Council of the Netherlands) in July 2003 and filed at the Office of the District Court of The Hague under number 72/2003 on 11 July 2003. The Council accepts no responsibility for adverse consequences arising from the use of the text of the model.
Extent of leased space
1. The leased space also includes the building services and facilities present in the leased space, in so far as they have not been excluded in the completion statement initialled by the parties and appended to this lease contract.
Condition
2. The leased space has been/will be delivered and accepted by the lessee at the commencement of the lease in the condition in which it then is. That condition is recorded by or in the name of the lessee in a completion statement to be added as an appendix to the lease and signed by the parties, which completion statement forms part of the lease. If no completion statement has been drawn up at the commencement of the lease, the leased space will be deemed to have been delivered and accepted in the condition which the lessee is entitled to expect of a well—maintained property of the kind to which the lease relates.
Defect
3. A defect exists in the leased space if, in view of its condition or in view of a characteristic or other circumstance which cannot be attributed to the lessee, the lessee cannot derive from the leased space the enjoyment which the lessee is entitled to expect at the commencement of the lease.
Inspection in connection with suitability
4. The lessee is obliged to inspect the leased space thoroughly before entering into the lease in order to check that the leased space is suitable or can be made suitable by the lessee for the purpose for which the lessee must use it. The lessor has not investigated the suitability of the leased space and is obliged to bring to the lessee’s notice only defects of which the lessor is aware and which it knows are detrimental to such suitability. The lessor is not liable for the consequences of defects which the lessor did not know of nor ought to have known of.
Expertise
5. If the lessee or lessor has insufficient expertise, it is obliged to arrange to be assisted or represented by an expert regarding the drawing up of the completion statement for the leased space and regarding the inspection referred to in 4.
Use
6.1 The lessee will itself make actual and proper use of the whole of the leased space during the entire term of the lease, exclusively for the purpose stipulated in the lease, with due regard for existing restricted rights, qualitative obligations and requirements imposed or to be imposed by government authorities or public utility companies (including requirements regarding the lessee’s business, the use of the leased space and anything present in or on the leased space). The lessee will provide the leased space and keep it provided with sufficient furnishings, fixtures and fittings. In this lease, public utility companies also means similar companies engaged in supplying, transporting and metering the consumption of energy, water, etc.
6.2 The lessee will act in accordance with the provisions of the law and local bye—laws and in accordance with accepted practice as regards renting and letting, government regulations and the rules of public utility companies and insurance companies. With regard to work relating to security, fire protection and lift technology, the lessee may only engaged companies to which the lessor has consented in advance and which have been accredited by the

National Centre for Prevention (NCP) or the Netherlands Institute for Lift Technology. If in the context of supplies and services to be provided by or in the name of the lessor it has been agreed that the work shown above is to be carried out on the lessor’s instructions, the lessee is not allowed to carry out that work itself or arrange for a third party to carry it out. The lessee will at all times abide by the instructions for use issued by those companies. The lessee must also act in accordance with the instructions given in writing or verbally by or on behalf of the lessor in the interests of the proper use of the leased space and of the internal and external areas, systems and facilities of the building or complex of which the leased space is a part.
These also include the instructions regarding the maintenance, appearance, noise levels, public order, fire protection, parking and the correct operation of the electric and mechanical systems of the building or complex of which the leased space is a part.
6.3 In using the building or complex of which the leased space is a part the lessee will not create a nuisance or cause inconvenience. It will ensure that third parties who are present on its behalf do likewise.
6.4 The lessee is entitled and obliged to use the shared facilities and services which are provided or will be provided in the interests of the proper functioning of the complex of which the leased space is a part.
6.5 For the installation of advertisements (including illuminated advertisements), signs, aerial systems or for other purposes the lessor is entitled to access the roofs, exterior walls, areas not accessible to the public or lessees, appurtenances of the building or complex, and the gardens and grounds of that complex. If the lessor wishes to exercise this right, it will inform the lessee in advance and in exercising this right the lessor will take into account the interests of the lessee.
6.6 The lessor can refuse the lessee access to the leased space if at the time the lessee wishes to put the leased space into use for the first time the lessee has not (yet) fulfilled its obligations under the lease. This has no implications for the commencement date of the lease and the obligations arising for the lessee under the lease.
(Government) regulations and licences
6.7.1 The lessee is responsible for, and is itself obliged to ensure that it obtains, the exemptions and/or licences, including occupancy permits, required to conduct the business for which the leased space is being used and/or is intended. The refusal or withdrawal of such an exemption or licence does not provide the lessee with due cause for terminating the lease or for taking any other action against the lessor.
6.7.2 At the commencement of the lease the lessor itself must investigate whether the leased space is suitable for the purpose for which the lessor must use it. If at the commencement of the lease or later under government regulations or under regulations of other competent bodies alterations or measures are required in, on or at the leased space in connection with the purpose to which the lessee wishes to put or has put it, the lessee must carry out those changes or take those measures at its expense, subject to the lessor’s prior consent.
6.7.3 If changes or measures are required in, on or at the leased space in connection with the business carried on in it, or in connection with the use made or to be made of it, then without prejudice to the provisions of 6.8.1 to 6.8.3 and 6.11.1 to 6.11.7 the lessee is responsible for ensuring that in the performance of the work the relevant requirements laid down or to be laid down by the government or other competent bodies are fulfilled.
The lessee is responsible for ensuring that the requirements of/in the licences issued or to be issued continue to be fulfilled. The lessor therefore does not indemnify the lessee against orders, including government orders, to carry out further investigations or take measures.
Environment
6.8.1 If at the commencement of the lease an environmental inspection is carried out and during the term of the lease or immediately after the termination of the lease a similar inspection is carried out under, in, on or around the leased space in which higher concentrations of one or more substances are found than those to which the earlier inspection related, the lessee must pay for the damage and/or loss caused by the pollution and it is liable to the lessor for the costs of removing this pollution or of taking measures.
The lessee indemnifies the lessor against claims by third parties, including government bodies.
6.8.2 The stipulation of 6.8.1 does not apply if the lessee shows that the pollution was not due to its fault or negligence or that of its personnel or people or things under its supervision, nor to a circumstance which can be attributed to the lessee.
6.8.3 The lessor does not indemnify the lessee against orders, including government orders, to carry out further investigations or take measures.

Waste materials/chemical waste
6.9 The lessee will closely observe guidelines, regulations or instructions given by government or other competent bodies with respect to the (separate) collection of waste materials. If this obligation is not fulfilled or is not fulfilled completely, the lessee will be liable for the ensuing financial, penal and other possible consequences.
Apartment right
6.10.1 If the building or the complex of which the leased space forms part has been or becomes subdivided into apartment rights, the lessee will be obliged to observe the regulations arising from the deed of division of property. The same applies if the building or complex is or becomes the property of a cooperative association.
6.10.2 As far as is within its power, the lessor will not be permitted to assist in the formulation of regulations which are in conflict with the lease.
6.10.3 The lessor will ensure that the lessee is provided with the regulations regarding use referred to in 6.10.1.
Prohibitions and rules of procedure
6.11.1 The lessee is not permitted:
a. to have environmentally dangerous materials including malodorous, inflammable or explosive substances in, on, at or in the immediate vicinity of the leased space, unless they form part of the normal operations of the trade or business;
b. to load the floors of the leased space or the building or complex of which the leased space forms part more than is structurally permissible or stated in the lease;
c. to make such use of the leased space that as a result the soil or environment becomes polluted, damage could be caused to the leased space, or the appearance of the leased space could be adversely affected, which is understood to include the use of vehicles resulting in the possibility of damage to the floors and walls;
d. to make alterations or to install facilities in, on or at the leased space which are in conflict with statutory regulations and the regulations of public utility companies or with the conditions under which the owner of the leased space acquired ownership of the leased space or with any other restricted rights, or to make alterations or install facilities which may be a nuisance to other lessees or people living in the neighbourhood or hinder them in the use of their premises.
6.11.2.1 The lessee will always notify the lessor in writing in good time of any change or addition which the lessee wishes to make or have in, at or on the leased space, such as name boards, advertisements, hoardings, announcements, publications, buildings, wooden structures, scaffolding, packing materials, goods, vending machines, lighting, sun blinds, roller blinds, aerials and their fittings, flag poles and rendering window panes opaque, etc.
6.11.2.2 Changes and additions are understood to include making holes in the external and internal walls and the floors.
6.11.2.3 The lessee requires the prior written consent of the lessor to change, wholly or in part, the layout or form of the leased space unless the changes and additions can be undone and removed at the end of the lease at negligible cost.
6.11.2.4 Unless the parties have agreed otherwise in writing, the lessor does not give its consent for changes and additions which the lessee wishes to make, if at the end of the lease they cannot be undone without damage to the leased space and at negligible cost or if the changes and additions are not necessary for the effective use of the leased space, or if quiet enjoyment under the lease is not enhanced or if there are serious objections on the part of the lessor.
6.11.2.5 With regard to changes and additions desired by the lessee, the lessor is entitled to give instructions, such as regarding their implementation, position, dimensions and choice of materials. The lessee is obliged to comply with the instructions of competent bodies regarding changes and additions made by the lessee.
6.11.2.6 Changes and additions made by the lessee whether or not with the consent of the lessor do not form part of the leased space.
6.11.2.7 In so far as the parties have not agreed otherwise in writing, changes or additions made by or on behalf of the lessee must be undone by the lessee before the end of the lease.
6.11.2.8 Unless the parties have agreed otherwise in writing, the lessee waives rights and claims arising from unjust enrichment connected with the changes or additions made by or on behalf of the lessee which have not been undone at the end of the lease.
6.11.2.9 Without the prior written consent of the lessor the lessee is not permitted to enter or to allow others to enter the service areas and plant rooms, roof terraces, roofs and drains and the areas and places not reserved for general use of the leased space or the building or complex of which the leased space forms part , nor to park vehicles in places other than those designated for that purpose.
6.11.3 As regards the times within which and the way in which loading and unloading is carried out the lessee will abide by the regulations of the government and other competent bodies, and by the verbal and written instructions of the lessor.
6.11.4 The lessor is not liable in any way with respect to the alterations, additions, etc. specified and referred to in 6.11.2.1 and 6.11.2.2.
6.11.5 The lessee will keep the fire extinguishing equipment, escape routes and emergency doors in the leased space unobstructed at all times.
6.11.6 If the leased space is provided with a lift, roller conveyor, escalator or automatic door mechanism or similar facility, or if the leased space is accessible by means of one of these or similar facilities, they can only be used at the user’s own risk. All regulations issued or to be issued by or on behalf of the lessor, the installers of the facilities or the government must be closely observed. The lessor may take the aforementioned facilities out of operation, if and for as long as this is necessary, without the lessee being entitled to claim payment for damages or a reduction in rent.
6.11.7 If in connection with maintenance or repair work items installed by the lessee (including advertising or other signs) have to be removed temporarily from the leased space or the building or complex of which the leased space forms part, the costs of removal, possible storage and reinstallation will be at the expense and risk of the lessee, irrespective of whether the lessor has given its permission to install the items concerned.
Requests/consent
6.12.1 If after signing this lease the lessor or lessee wishes to amend and/or make additions to any provision in this agreement, the lessor or lessee must submit its request for this amendment and/or addition in writing.
6.12.2 If and in so far as the lessor or lessee’s consent is required in any stipulation in this lease, consent is only deemed to have been given if issued in writing.
6.12.3 Consent is granted by the lessor or lessee for one instance only and does not apply to other or subsequent cases. The lessor or lessee is entitled to attach conditions to its permission.
Penalty clause
7. If, after notice of default has been properly given by the lessor, the lessee does not abide by the rules set out in the lease and these general conditions, the lessee will forfeit to the lessor, if no specific penalty has been agreed, an immediately due and payable penalty of € 250 per day for each day that the lessee is in default. The foregoing does not affect the lessor’s right to full compensation for loss, in so far as the loss suffered exceeds the penalty.
Subletting
8.1 Without the prior consent of the lessor, the lessee will not be not permitted to relinquish all or part of the leased space to third parties by leasing, subletting or allowing the use thereof, nor may it transfer all or part of the tenancy rights to third parties or bring these rights into a partnership or legal person.
8.2 If the lessee acts contrary to the above stipulation, it will forfeit to the lessor a penalty, due and payable immediately, equal to twice the rent per day applying to the lessee at the time, for each calendar day that the breach continues without prejudice to the lessor’s right to demand compliance with or termination of the agreement and to claim damages.
Rent adjustment
9.1 A rent adjustment in accordance with Article 4.5 of the lease will occur on the basis of the monthly price index according to the consumer price index (CPI), series all households (2000 = 100), published by the Central Bureau of Statistics (CBS). The adjusted rent will be calculated according to the following formula: the adjusted rent is equal to the rent applying on the adjustment date multiplied by the index figure for the calendar month four months before that in which the rent is adjusted, divided by the index figure for the calendar month sixteen calendar months before that in which the rent is adjusted.
9.2 The rent will not be adjusted if indexation of the rent results in a lower rent than that most recently applying. In that case the rent most recently applying then remains unchanged until on a subsequent indexation the index for the calendar month four months before that in which the rent is being adjusted exceeds the index for the calendar month four calendar months before that in which the most recent rent adjustment took place. For that rent adjustment the indices for the calendar months referred to in the previous sentence will then be applied.
9.3 For a new indexed rent to be valid it is not necessary for the lessee to be notified individually in advance of indexation which has been or is to be carried out.

9.4 If the CBS discontinues publishing the aforementioned consumer price index or if the basis for the calculation is altered, as similar an index as possible will be used. In the event of a dispute in this respect, either party may request a decision from the director of the CBS which will be binding on both parties. Each party will pay half of any costs arising from this.
Termination of the lease or use
10.1.1 Unless otherwise agreed in writing, the lessee will deliver the leased space to the lessor in the condition described in the completion statement at the commencement of the lease, subject to normal wear and tear and obsolescence.
10.1.2 If no completion statement was drawn up for the leased space at the commencement of the lease, it will be delivered by the lessee to the lessor at the end of the lease or the end of use in the condition which the lessor is entitled to expect with regard to a well—maintained property of the kind to which the lease relates, without defects, unless otherwise agreed in writing and subject to normal wear and tear and obsolescence.
10.1.3 In any discussion of the condition of the leased space at the commencement of the lease, the lessee will be assumed to have received the leased space in good condition and without defects.
10.1.4 In addition the leased space will be delivered entirely vacated, free of use or rights of use and properly cleaned, and all keys, keycards, etc. will be returned to the lessor. The lessee is obliged at its own expense to remove all objects installed in or on, or attached to the leased space or acquired by it from the previous lessee or user. The lessor is not required to pay any compensation for items that are not removed. The items not removed can be removed at the lessee’s expense. The provisions of 6.11.2.6 and 6.11.2.7 apply.
10.2 If the lessee has terminated the use of the leased space other than at the proper time, the lessor is entitled to gain entry to the leased space at the lessee’s expense and to take possession of it, the lessee having no rights to compensation.
10.3 All items which the lessee may be deemed to have relinquished by leaving them in the leased space on actually vacating it may be removed at the lessee’s expense by the lessor, at the lessor’s discretion and without any liability on its part. The lessor is entitled to have these items destroyed immediately as it sees fit, at the lessee’s expense, or to appropriate them itself and, if desired, to sell them and retain the proceeds, unless the lessor is aware that the successive lessee has taken over the items. In the latter case the lessee is obliged to draw up with the successive lessee a description of all the items which have been or will be taken over by the successive lessee. The lessor must be provided with this description of the items, initialled by the lessee and the successive lessee, immediately it is drawn up.
10.4 Unless otherwise agreed in writing by the lessee and lessor, the lessee is in no circumstances entitled to leave items in the leased space after the termination of the lease whilst awaiting an answer to the question of whether a successive lessee may wish to take them over. If the lessee does not abide by this, the lessor is entitled to have these items destroyed immediately as it sees fit, at the lessee’s expense, or to appropriate them itself and, if desired, to sell them and retain the proceeds, and at the lessee’s expense to have the leased space brought to the condition referred to in 10.1.1.
10.5 The parties are required to inspect the leased space together in good time before the termination of the lease or of the use of the leased space. The parties will make a report of this inspection in which their findings regarding the condition of the leased space are recorded. This inspection report will also record what repair work appears necessary according to the inspection and any outstanding maintenance which has still to be carried out at the lessee’s expense, as well as how this must be done. The leased space will be inspected and the inspection report drawn up and signed by the parties or representatives appointed for that purpose. The parties cannot later rely on a lack of authority on the part of those representatives.
10.6 If the lessee, after being given proper opportunity to do so, does not cooperate in the inspection and/or in recording the findings and agreements in the inspection report within a reasonable period of time, the lessor will be authorized to carry out the inspection without the presence of the lessee and the report of its findings will be binding on both parties. The lessor will make a copy of the report available to the lessee immediately.
10.7 The lessee is required to carry out or to have carried out the repairs mentioned in the inspection report within the period specified in the report — or to be agreed upon between the parties — to the lessor’s satisfaction. If the lessee remains totally or partially in default, also after notification of default has been given, in fulfilling its obligations ensuing from the report, the lessor will be entitled to have this work carried out and to recover the costs incurred for this work from the lessee.
10.8 For the period required to carry out the repairs calculated from the date of the termination of the lease, the lessee will owe the lessor an amount calculated on the basis of the last applicable rent and the payment for additional supplies and services, without prejudice to the lessor’s claim for compensation for further damages and costs.

Damage and liability
11.1 The lessee is obliged to take timely and appropriate steps to prevent and limit damage to the leased space, such as damage caused by short circuits, fire, leakage, storms, frost and the inflow and outflow of gases or liquids. The lessee must inform the lessor immediately of defects or if an event as referred to in 11.6 occurs or threatens to occur.
11.2 If the lessee is able to do so, the above also applies to the building or complex of which the leased space forms part.
11.3 The lessee is responsible to the lessor for all damage and loss caused to or suffered by the leased space, unless the lessee proves that it, the persons admitted to the leased space by it, its personnel or those for whom it is responsible are not to blame for the damage or that no negligence can be attributed to it in this respect, without prejudice to the provisions of 13.1, 13.4 and 13.5 concerning the lessee’s maintenance, repair and replacement obligations.
11.4 The lessee indemnifies the lessor for penalties imposed on the lessor as the result of the lessee’s behaviour or negligence.
11.5 The lessor is not liable for the consequences of defects of which it was not and could not be expected to be aware at the commencement of the lease.
11.6 The lessor is not responsible for damage caused to the person or property of the lessee and the lessee is not entitled to any rent reduction or to the setoff or suspension of any payment obligation nor to dissolution of the lease in the event of a reduction in quiet enjoyment under the lease as a result of defects including those resulting from visible and invisible defects in the leased space or the building or complex of which the leased space forms part, weather conditions, impediments to the accessibility of the leased space, vacancy elsewhere, impediments to the supply of gas, water, electricity, heating, ventilation or air conditioning, faults in the systems and equipment, the inflow and outflow of gases or liquids, fire, explosion or inadequacies in supplies and services. Nor is the lessor liable for damage to the person or property of third parties present in the leased space, the lessee indemnifying the lessor for claims by such third parties in those respects.
11.7 The lessor is liable for loss resulting from alterations and additions made by it. The lessee indemnifies the lessor for claims by third parties for loss caused by alterations and repairs made by the lessee.
11.8 The lessor is not liable for the lessee’s loss of profits or for losses resulting from the activities of other lessees or for obstructions to the use of the leased space caused by third parties or for defects arising because the lessee has not fulfilled its liability for maintenance.
11.9 The provisions of 11.6 and 11.8 regarding loss of profits do not apply to losses as a result of serious fault or gross negligence on the part of the lessor with regard to the condition of the leased space or of the building or complex of which it forms part. Nor do the provisions of 11.6 and 11.8 apply regarding loss of profits if the loss results from a defect in the leased space which the lessor knew or ought to have known about at the commencement of the lease unless the lessee was or could have been aware of the defects in question as a result of his investigation as described in 4, which defect cannot then be regarded as such between the parties.
Bank guarantee
12.1 As security for the correct fulfilment of its obligations arising from the lease, on signing the lease the lessee will present the lessor with a bank guarantee in accordance with a model indicated by the lessor, for an amount specified in the lease and related to the lessee’s payment obligations to the lessor, plus the applicable turnover tax. This bank guarantee must also apply to extensions of the lease including amendments thereto and must remain valid for six months after the date on which the leased space is actually vacated and the lease is also terminated. This bank guarantee must also apply to the lessor’s legal successors.
12.2 The lessee is not entitled to set off any amount against the bank guarantee.
12.3 If a claim is made against a bank guarantee, at the lessor’s request the lessee will ensure that a new bank guarantee is obtained for the full amount, which meets the stipulations referred to in 12.1 and 12.4.
12.4 After an upward adjustment of the rent, of the payment for supplies and services or of the advance payments for these, and of the applicable turnover tax, at the lessor’s request the lessee will be obliged to take immediate steps to ensure that a new bank guarantee is issued for a sum which reflects the new payment obligation.
12.5 Before the commencement of each new lease term by virtue of an extension of the lease, at the lessor’s request the lessee will ensure that a new bank guarantee is issued for a sum adjusted to reflect the new payment obligation.
12.6 If the lessee does not fulfil its obligations as set out in this article, it will forfeit to the lessor an immediately due and payable penalty of
€ 250 for each calendar day that it remains in default for every breach after it has been informed of its default by registered letter.

Maintenance, repairs and renewals, inspections and tests
13.1 The costs of the maintenance, repair and renewal work to the leased space set out in 13.3 below will be borne by the lessor. The costs of the other maintenance, repair and renewal work, including the costs of inspections and tests, to the leased space will be borne by the lessee. If the leased space forms part of a building or complex, the foregoing also applies to the costs of the work referred to for the benefit of the building or complex of which the leased space forms part, such as work on common systems, areas and other common facilities.
13.2 Unless the parties have agreed otherwise, the work referred to in 13.3 and 13.4 will be carried out by or on the instructions of the party for whose account the work is. The parties must carry out the work in question in a timely manner.
13.3 The following work will be carried out at the expense of the lessor:
a. maintenance, repair and replacement of structural parts of the leased space, such as foundations, columns, beams, structural floors, (flat) roofs, structural walls, exterior walls;
b. maintenance, repair and replacement of staircases, stairs, sewage pipes, gutters, exterior window and door frames forming part of the leased space. With respect to the sewage pipes the conditions set out in 13.4 k will apply in full;
c. replacement of parts and renovation of systems forming part of the leased space;
d. exterior paintwork.
The work specified under a to d will be carried out at the expense of the lessor except for work which is to be regarded as minor repairs including minor and day—to—day repairs according to the law or work on items not installed by or on behalf of the lessor in, on or attached to the leased space.
13.4 To clarify 13.1 or contrary to or in addition to it, the following are at the expense of the lessee:
a. exterior maintenance if and in so far as this relates to work which may be considered to be minor repairs including minor and day—to—day maintenance according to the law, as well as interior maintenance which does not include maintenance as referred to in 13.3, all of which is without prejudice to the following stipulations;
b. the maintenance, repair and replacement of hinges and locks, glazing and glass doors, plate glass, window panes and other panes;
c. maintenance, repair and replacement of roller blinds, venetian blinds, awnings and other sun blinds;
d. the maintenance, repair and replacement of switches, sockets, doorbell systems, light bulbs, lamps (including fittings), batteries, floor coverings, furnishings, interior paintwork, kitchen sinks, kitchenette fittings, sanitary fittings;
e. the maintenance, repair and replacement of pipework and taps/cocks for gas, water and electricity, facilities for the prevention of fire, forcible entry and theft with all that forms part of them;
f. the maintenance, repair and replacement of partitions dividing properties as well as the maintenance of the gardens and grounds including paving;
g. periodic and corrective maintenance, together with the periodic tests and remote management of the technical systems forming part of the leased space, including the replacement of small parts. This work may only be carried out by companies approved by the lessor.
h. tests and inspections, whether or not prescribed by government, and other tests and inspections reasonably considered necessary (both regular and one—off) in the area of reliability and safety or to check the proper operation of (technical and other) systems forming part of the leased space or its appurtenances; the said tests and inspections are carried out on the lessor’s instructions; as far as possible the provisions of 16.3 to 16.8 below apply regarding the costs relating to these.
i. the maintenance, repair and replacement of items which have been or will be installed by or on behalf of the lessee by virtue of a provisional sum made available to it by the lessor;
j. cleaning and keeping the leased space clean both inside and outside, which is understood to include the cleaning of windows, roller shutters, venetian blinds, awnings and other sun blinds, door and window frames of the leased space, and removing graffiti from the leased space.
k. emptying grease traps, cleaning and unblocking sinks, drains, gutters and all drains/sewage pipes up to the municipal main sewer of the leased space, sweeping chimneys and cleaning ventilation ducts.
13.5 The maintenance, repair and replacement of alterations and additions made by or on behalf of the lessee are at the lessee’s expense.
13.6 If the lessee fails to carry out the maintenance, repair or replacement work at its own expense after being reminded to do so — or if in the opinion of the lessor it is carried out badly or injudiciously — the lessor will be entitled to carry out this work or have it carried out at the lessee’s expense and risk.
If the work to be carried out at the expense of the lessee cannot be postponed, the lessor is authorized to carry out this work or have it carried out immediately at the lessee’s expense.

13.7 In the case of maintenance, repair or replacement work to be carried out by the lessor, the lessor will consult the lessee beforehand about how the lessee’s interests can be taken into account as far as possible in carrying out this work. If the lessee requires this work to be carried out outside normal working hours, the extra costs incurred will be at the lessee’s expense.
13.8 The lessee is responsible for using and maintaining the technical systems in the leased space properly and competently. The lessee is also responsible for the maintenance carried out on the systems by the lessee or on its instructions. The circumstance that the maintenance has been carried out by a company approved by the lessor does not release the lessee from this responsibility.
13.9 The lessee will inform the lessor in writing without delay of defects in the leased space.
13.10 If the lessee and lessor have agreed that the work at the lessee’s expense in connection with maintenance, repairs and replacement in on or at the leased space or the building or complex of which the leased space forms part as specified in 13.1, 13.4 and 13.5 is not to be carried out not on the instructions of the lessee but on those of the lessor, its costs will be passed on by the lessor to the lessee. For this purpose the lessor will conclude maintenance contracts in some cases.
Alterations by or on behalf of the lessor
14.1 The lessor is permitted to carry out work and investigations, or to have a third party carry them out, on, at or in the leased space or the building of complex of which it forms part or at adjacent premises in the context of maintenance, repairs and renewals. This includes installing additional facilities and changes or work which are necessary in connection with (environmental) requirements or measures taken by the government, utility companies or other competent bodies.
14.2 If the lessor desires to refurbish the leased space he will make a refurbishment proposal to the lessee. A refurbishment proposal from the lessor will be presumed to be reasonable if it has the agreement of at least 51% of the tenants involved in the refurbishment and those lessees together lease at least 70% of the number of m2 of lettable floor space including rental voids in the building or complex of which the leased space forms part and which is involved in the refurbishment. In calculating the percentage the lessor will be regarded as the lessee of the unlet number of m2 of lettable floor area.
14.3 Renovation is taken to mean the full or partial demolition, replacement new buildings, additions and changes to the leased space or to the building or complex of which the leased space forms part.
14.4 The provisions of Book 7, Section 220 subsections 1, 2 and 3 of the Civil Code do not apply. Refurbishment of and maintenance work on the leased space or the building or complex of which it forms part do not constitute defects for the lessee. The lessee will tolerate the maintenance work on and refurbishment of the leased space or the building or complex of which the leased space forms part and enable the lessor to carry it out with no entitlement to a rent reduction, a reduction in any other payment obligation, the whole or partial dissolution of the lease contract and/or compensation.
14.5 With regard to those parts of the leased space over which the lessee has no exclusive right of use, such as common areas, lifts, escalators, stairwells, corridors, means of access and/or other appurtenances, the lessor is permitted to modify their form and layout and to move these parts of the leased space or allow them to be taken out of use.
Access by the lessor
15.1 If the lessor wishes to carry out or have carried out a valuation of the leased space, or wishes to start the work in, on or at the leased space, the lessee is obliged to allow access to the lessor or the person who reports to the lessor for this purpose and enable the work considered necessary to be carried out.
15.2 In order to carry out the work referred to in the first paragraph of this article the lessor and all the persons designated by it are entitled after consulting the lessee to enter the leased space between 7 am and 5.30 pm on working days.
In cases of emergency the lessor is entitled to enter the leased space without consulting the lessee and if necessary also outside the aforementioned times.
15.3 In the event of the intended letting, sale or auction of the leased space and for a period of one year before the termination of the lease, the lessee is obliged, after being notified in advance by the lessor or its authorized representative, without any right to compensation, to provide the opportunity for the leased space to be viewed on at least two working days every week and it will tolerate the usual ‘to let’ and ‘for sale’ boards or posters on or at the leased space.

Costs of supplies and services
16.1 In addition to the rent, the costs of the supply, transport, metering and consumption of water and energy for the leased space, including the costs of entering into the contracts concerned and the meter rental, together with any other costs and penalties charged by the utility companies, will be borne by the lessee. The lessee itself is required to conclude agreements for supplies with the companies involved, unless the leased space does not have separate connections and/or the lessor takes care of these matters as part of the supplies and services agreed to.
16.2 If no additional supplies or services have been agreed between the parties, the lessee will take responsibility for them at its own expense and risk and to the satisfaction of the lessor. In this case the lessee itself will conclude service contracts with respect to the systems, subject to the lessor’s prior approval.
16.3 If additional supplies and services have been agreed on between the parties, the lessor will determine the sum payable by the lessee on the basis of the costs arising from the supplies and services and the accompanying administrative work. In so far as the leased space forms part of a building or a complex and the supplies or services also relate to other parts of it, the lessor will at its discretion determine a reasonable sum for the lessee’s share of the costs for supplies and services payable by the lessee. The lessor need not take into account the fact that the lessee may not make use of one or more of these supplies or services. If one or more sections of the building or complex are not in use, in determining the lessee’s share of the costs the lessor will ensure that this share is no larger than would be the case if the entire building or complex were in use.
16.4 Each year the lessor will provide the lessee with a detailed statement of the costs of supplies and services, stating how they have been calculated and the lessee’s share of these costs, in so far as this is applicable.
16.5 After the termination of the lease a statement will be issued for the period for which a statement has yet not been provided. This final statement will be issued no later than fourteen months after the date calculated from the date on which the last statement was issued. Neither the lessee nor the lessor may make any premature claims for settlement.
16.6 Taking advance payments into account, if the statement in question for the period concerned shows any shortfall in payments made by the lessee or any excess in payments received by the lessor, these will be paid or reimbursed within one month of the statement being issued. Disputes concerning the correctness of the statement do not provide grounds for suspension of this obligation.
16.7 The lessor is entitled to change the nature and range of the supplies and services or to cancel them after consulting the lessee.
16.8 The lessor is entitled to make interim adjustments to the advance payment payable by the lessee for the costs of supplies and services to reflect the costs which it expects to incur, for example in a case as referred to in 16.7.
16.9 If the supply of gas, electricity, heating and/or water (including hot water) is included in the supplies and services provided by the lessor, after consulting the lessee the lessor can adjust the method of determining the consumption and the related lessee’s share of the costs of consumption.
16.10 If the consumption of gas, electricity, heating and/or water (including hot water) is measured using meters and if a dispute arises regarding the lessee’s share of the costs of consumption as a result of the failure or malfunctioning of these meters, the lessee’s share will be determined by a company consulted by the lessor which specializes in measuring and determining the usage of gas, electricity, heating and/or water (including hot water). This also applies in the case of damage, destruction or fraud in relation to the meters, without prejudice to all other rights which the lessor may have with respect to the lessee in such a case, such as the right to repair or replace the meters and compensation for damage suffered and/or loss incurred.
16.11 The lessor will not be liable, except in the case of serious fault or gross negligence, for any damage as a result of the nonfunctioning or the inadequate supply of the aforementioned supplies and services, nor in such cases will the lessee be able to claim a reduction in the rent and/or the set—off of any payment obligation.
Costs, default
17.1 In all cases in which the lessor has a demand for payment, notice of default or a writ served on the lessee, or in the event of proceedings against the lessee to compel it to act in accordance with the lease or to evict it, the lessee will be obliged to reimburse the lessor for all the costs incurred, both judicial and extrajudicial, except where costs of legal proceedings are payable by the lessor pursuant to a final and conclusive decision by the court.
The costs incurred will be determined in advance by the parties at an amount which is no lower than the usual rate charged by bailiffs.
17.2 The lessee is in default by the mere expiry of a specific term.

Payments
18.1 The rent and all other amounts payable pursuant to this lease will be paid in legal Dutch tender no later than the due date — with no discount, reduction or set—off against a claim which the lessee has, or in its opinion has, against the lessor — by depositing the amount in or transferring it to an account specified by the lessor. This does not affect the lessee’s power to remedy defects itself and to deduct from the rent the reasonable costs of doing so if the lessor is in default as regards remedying them. The lessor is free to alter the place or method in which payment is to be made by giving the lessee written notification to that effect. The lessor will be entitled to decide from which outstanding amount arising under the lease payments received from the lessee will be deducted, unless the lessee expressly indicates otherwise when making the payment. In the latter case the provisions of Book 6, Section 50 of the Dutch Civil Code do not apply.
18.2 Whenever an amount owed by the lessee under the lease is not paid promptly on the due date, the lessee will forfeit to the lessor by operation of law an immediately payable penalty of 2% per month of the amount owing with a minimum of € 300 per calendar month, taking effect from the due date, each month commenced counting as a full month.
Taxes, expenses, levies, premiums, etc.
Turnover tax
19.1 As it has been agreed that turnover tax is to be charged on the rent, the lessee and lessor expressly declare that an assumption in determining the rent was that the lessee will use and continue to use or have a third party use the leased space for at least the minimum percentage laid down or to be laid down by law for activities which entitle the lessee to reclaim turnover tax, in such a way that taxed rent can be opted for.
19.2 The lessee and lessor exercise the option provided under Notification 45, decision dated 24 March 1999, no. VB 99/571 to waive submission of a joint option request for taxed rent, a declaration to be completed and signed by the lessee being sufficient, such declaration forming an integral part of the present lease.
19.3.a If the lessee does not use or no longer uses the leased space or has a third party use it for activities which create the right to reclaim turnover tax, and as a result the exception to the exemption from payment of turnover tax is ended, turnover tax on the rent is no longer payable by the lessee to the lessor or its legal successor(s), but in addition to the rent, instead of the turnover tax a separate amount is payable by the lessee to the lessor with effect from the date on which that termination took effect such that the lessor or its legal successor(s) are compensated in full for:
I	The turnover tax on the operating expenses of the leased space or investment in it which as a result of the termination of the option is not or is no longer reclaimable by the lessor or its legal successor(s).

II	The turnover tax which the lessor or its legal successor(s) must pay the tax authorities as a result of the termination of the option by reason of recalculation as described in Section 15, subsection 4 of the Turnover Tax Act 1968 or revision as described in Sections 11 to 13 of the Turnover Tax (Implementation) Decree 1968.

III	All other losses which the lessor or his legal successor(s) suffer(s) as a result of the termination of the option.
19.3.b The financial loss suffered by the lessor or its legal successor(s) as a result of the termination of the option will always be paid by the lessee to the lessor or its legal successor(s) simultaneously with the regular rent payments and, except for the loss referred to in 19.3.a I, will if possible be spread by means of an annuity over the remaining term of the current lease period, but if for any reason whatsoever the lease contract is terminated in the interim it will be due and payable by the lessee immediately, in full and as a single payment.
19.4 The provisions of 19.3.a II do not apply if, when the present lease contract is concluded, the review period for the input tax credit has expired.
19.5 If a situation occurs as described in 19.3, the lessor or its legal successor(s) will inform the lessee of the amounts to be paid by the lessor or his legal successor(s) to the tax authorities and provide details of the remaining loss referred to in 19.3.a III. The lessor or its legal successor(s) will cooperate if the lessee wishes to have the statement from the lessor or its legal successor(s) audited by an independent registered accountant. The costs of this will be borne by the lessee.
19.6 If in any financial year the use, or use by a third party, of the leased space for purposes as set out in 19.1 has not been fulfilled, the lessee will notify the lessor or its legal successor(s) within four weeks of the end of the financial year concerned by means of a declaration signed by the lessee. Within the same period the lessee will send a copy of the statement to the Inspector of Turnover Tax.
19.7 If the lessee does not fulfil the obligation to provide information referred to in 19.6 and/or does not fulfil the obligation to take up occupation of the leased space as referred to in 19.9, or it later turns out that the lessee has adopted an incorrect assumption as a result of which it later turns out that the lessor or its legal successor(s) have wrongly charged turnover tax on the rent, the lessee is in default and the lessor or its legal successor is entitled to recover from the lessee the financial loss thereby arising. This loss concerns the full amount of turnover tax payable later by the lessor or its legal successors to the tax authorities plus interest, any increases, and any further costs and losses. The provisions of this paragraph provide for compensation arrangements in the event that the option is terminated retroactively, in addition to the arrangements set out in 19.3.a. The additional loss arising for the lessor or its legal successor(s) from this retroactive effect is due and payable by the lessee immediately, in full and as a single payment. The lessor or its legal successor(s) will cooperate if the lessee wishes to have the statement from the lessor or its legal successor(s) audited by an independent registered accountant. The costs of this will be borne by the lessee.
19.8 The provisions of 19.3.a, 19.3.b, 19.5 and 19.7 also apply if the lessor or its legal successor(s) are not faced with a loss as a result of the termination of the option applying to the parties until after the termination of the lease, whether or not such termination takes place in the interim, which loss is then due and payable to the lessor or its legal successor(s) immediately, in full and as a single payment.
19.9 Without prejudice to the relevant provisions elsewhere in this lease, the lessee will take up occupancy, subject to the option right, or arrange for a third party to take up occupancy before the end of the financial year following that in which the lessee leased the leased space.
Other taxes, charges, levies, premiums, etc.
20.1 The lessee will pay the following, even if the lessor is charged for them:
a. property tax in relation to the actual use of the leased space and the actual joint use of service areas, general areas and so—called common areas;
b. environmental levies including surface water purification levies and charges for waste water purification and amounts in respect of any other levy in connection with environmental protection.
c. betterment levy, or related taxes or levies, in full or a proportion of them, if and in so far as the lessee benefits from that by reason of which the assessment or levy is imposed;
d. sewerage charges;
e. other existing or future taxes, including taxes levied for amenities in the public area such as flag tax, and advertising tax, municipal tax on encroachments on or above public land, charges, levies and dues:
•	relating to the actual use of the leased space;

•	relating to goods of the lessee;

•	which would not have been levied in full or in part if the leased space had not been given in use to the lessee.
20.2 If the charges, fees or taxes for account of the lessee are collected from the lessor, the lessee must pay them to the lessor on the latter’s first request.
20.3 If the lessor or other lessees in the building or complex is/are charged a premium which is higher than normal for the fire insurance on the building or the fixtures and fittings and stock as a consequence of the nature or the profession practised or business conducted by the lessee, the lessee will reimburse the amount in excess of the normal premium to the lessor or these other lessees. The lessor and the other lessees are free to choose their insurance company, to determine the value insured and to assess the reasonableness of the premium payable.
‘Normal premium’ is understood to mean the premium which the lessor or lessee can obtain from a reputable and well—known insurance company for insuring the leased space, its fixtures and fittings and stock against fire on the date immediately preceding the conclusion of this lease, without the nature of the business to be conducted or the profession to be practised by the lessee being taken into account, as well as each adjustment of this premium — during the term of the lease — which is not the result of a change in the nature or extent of the risk insured.
Joint and several liability
21.1 If several (natural or legal) persons have pledged themselves as the lessee, they will be severally liable and each for the whole to the lessor for all obligations arising from the lease.
Deferred payment or a discharge granted by the lessor to one of the lessees or an offer to do so relates only to that lessee.
21.2 The obligations arising from the lease are indivisible, also with respect to the heirs or successors in title of the lessee.
Late availability
22.1 If the leased space is not available on the agreed commencement date of the lease due to the fact that the leased space is not ready in time — other than as a result of the lessee’s wishes —, the previous lessee has not vacated the leased space in time or the lessor has not yet obtained the statutory licences, the lessee will not owe rent or the amounts for additional supplies and services until the date on which the leased space is made available, and its other obligations and the agreed terms will be postponed accordingly. The date of the rent indexation is unaltered.
22.2 The lessor will not be liable for any losses whatsoever which the lessee may suffer due to the delay, unless serious fault or gross negligence can be attributed to it.
22.3 The lessee may not demand cancellation of the agreement, unless the overdue delivery of the leased space is the result of an intentional act or omission on the part of the lessor and as a consequence results in a delay such that the lessee cannot reasonably be required to be subject to an unaltered lease.
Data Protection Act
23. If the lessee is a natural person, upon entering into this lease the lessee gives, by signing the lease, his or her consent to the lessor to record/process the lessee’s personal details in a file.
Address
24.1 From the commencement date of the lease all communications sent by the lessor to the lessee relating to the execution of this lease will be sent to the address of the leased space.
24.2 If the lessee no longer actually conducts its business in the leased premises, the lessee is obliged to inform the lessor in writing immediately, stating the new address.
24.3 If the lessee vacates the leased space without giving the lessor its new address, the address of the leased space will apply as the lessee’s address.
Complaints
25. The lessee will submit its complaints and requests in writing. In urgent cases this may be done verbally. In such cases, the lessee will confirm its complaint or request in writing as soon as possible.
Property manager
26. If a property manager has been or is appointed by the lessor, the lessee will consult the manager on all matters relating to the lease.
Final stipulation
27. If a part of the lease or of these general conditions is null and void or voidable, this will not affect the validity of the remaining part of the lease and these general conditions.
In accordance with Book 3, Section 42 of the Dutch Civil Code, that which the parties would have agreed on, if they had known about the nullity or voidability, will apply instead of the nullified or null and void part.